THE CHARLES SCHWAB CORPORATION

EXHIBIT 21.1

Subsidiaries of the Registrant

Pursuant to Item 601 (b)(21)(ii) of Regulation S-K, certain subsidiaries of the Registrant have been omitted which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary (as defined in Rule 1-02(w) of Regulation S-X) as of December 31, 2021.

Charles Schwab & Co., Inc., a California corporation

Charles Schwab Bank, SSB, at Texas-chartered state savings bank

Charles Schwab Futures and Forex LLC, a Delaware limited liability company

Charles Schwab Investment Advisory, Inc., a Delaware corporation

Charles Schwab Investment Management, Inc., a Delaware corporation

Charles Schwab Premier Bank, SSB, a Texas-chartered state savings bank

Charles Schwab Trust Bank, a Nevada-chartered state savings bank

Schwab Holdings, Inc., a Delaware corporation

Schwab Private Client Investment Advisory, Inc., a Delaware corporation

Schwab Retirement Plan Services, Inc., an Ohio corporation

TD Ameritrade Clearing, Inc., a Nebraska corporation

TD Ameritrade Holding Corporation, a Delaware corporation

TD Ameritrade, Inc., a New York corporation

TD Ameritrade Investment Management, LLC, a Delaware limited liability company

TD Ameritrade Online Holdings Corp., a Delaware corporation